CERTIFICATE OF DESIGNATION

                                       OF

                          AFFINITY ENTERTAINMENT, INC.


         Affinity Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: The Board of Directors of Affinity Entertainment, Inc. (the "Company") is expressly authorized to fix by resolution the designations and powers, preferences and rights, and the qualifications, limitations or restrictions, granted to or imposed upon preferred stock. Accordingly, there is hereby established as a series of shares of the authorized preferred stock of this Corporation designated "Series D Convertible Preferred Stock", par value $1.00; that the number of shares constituting such series shall be two (2)
shares; and that the Series D Preferred Stock shall not be entitled to any preferences, dividend rights, or voting rights; and that the Series D Convertible Preferred Stock may be converted to common stock of the Company at any time, at the sole option of the holder, at a rate of one (1) share of Series D Convertible Preferred Stock to Seven Hundred Fifty Thousand (750,000) shares of common stock of the Company (the "Common Stock"), provided that conversion rights shall attach to the owner of the shares of Series D Preferred Stock or its assignees and not to any party holding the Series D Preferred Stock as collateral for any debt or obligation. The Company agrees that, while the Series D Preferred Stock is outstanding, it will reserve from its authorized and unissued common stock a sufficient number of shares to provide for delivery of the common stock pursuant to the conversion of the Series D Preferred Stock.

         If at any time while the Series D Preferred Stock is outstanding the Company shall consolidate with or merge into another corporation, the number of Common Shares into which the Series D Preferred Stock is convertible shall be adjusted so that each holder of each share of Series D Preferred Stock shall be entitled to, without any change in or additional payment, the securities or property to which a holder of 750,000 shares of Common Stock on the date immediately prior to the date upon which such merger or consolidation shall become effective, would have been entitled upon such consolidation or merger. Moreover, the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that all of the rights of Series D Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the conversion of the Series D Preferred Stock. The Company shall not effect any such consolidation or merger unless prior to the consummation thereof the successor corporation (if other than the Company) resulting therefrom shall assume by written instrument executed and mailed to the registered holder hereof at the address of such holder shown on the books of the Company, the obligation to deliver such holder such securities or property as in accordance with the foregoing provisions such holder shall be entitled to convert. A sale of all or substantially all of the assets of the Company for a consideration

(apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

         In case any voluntary or involuntary dissolution, liquidation, or winding up of the Company shall at any time be proposed, the Company shall give at least 20 days' prior written notice thereof to the registered holder of the Series D Preferred Stock stating the date on which such event is to take place and the date (which shall be at least 20 days after the giving of such notice) as of which the holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such dissolution, liquidation or winding up, and afford such registered holder the opportunity to convert such Series D Preferred Stock to Common Stock. Notices pursuant to this paragraph shall be given by first class mail, postage prepaid, addressed to the registered holder of the Series D Preferred Stock at the address of such holder appearing in the records of the Company.

         SECOND: That the designation was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, we have signed this Certificate this day of December, 1996.

                                        AFFINITY ENTERTAINMENT, INC.



                                        William J. Bosso
                                        President

ATTEST:



William J. Bosso
Corporation Secretary


                                      - 2 -